Exhibit 10.2

AMENDED AND RESTATED

INVESTMENT TECHNOLOGY GROUP, INC.
STOCK UNIT AWARD PROGRAM SUBPLAN

1.             Purpose

                This Investment Technology Group, Inc. Stock Unit Award Program Subplan, as amended and restated herein (the “Program”) was originally implemented by Investment Technology Group, Inc. (the “Company”) under the Investment Technology Group, Inc. Amended and Restated 1994 Stock Option and Long-Term Incentive Plan (the “1994 Plan”).  The Program was merged as a subplan with and into the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”) effective as of May 8, 2007, and was amended and restated, effective January 1, 2008 (the “Effective Date”).    The Program has been further amended and restated, as set forth herein, effective (unless otherwise set forth herein) on the Effective Date, and the Program has been frozen as to new benefits effective for compensation earned for any calendar year after calendar year 2008, as set forth in Section 6(a)(iii) below.

                The purpose of the Program is to provide an additional incentive to selected members of senior management and key employees to increase the success of the Company, by substituting stock units for a portion of the cash compensation payable to such persons, which stock units represent an equity interest in the Company to be acquired and held under the Program on a long-term, tax-deferred basis, and otherwise to promote the purposes of the Plan.  The Program is amended and restated herein, effective for deferrals made from compensation earned for periods on or after the Effective Date.  Deferrals made from compensation earned for periods prior to the Effective Date shall be governed by the Program as in effect prior to the Effective Date.  Shares with respect to deferrals prior to May 8, 2007 were issued under the 1994 Plan.  Persons selected to be eligible to participate in the Program will participate only if they elect to participate for a calendar year.

2.             Definitions

                Capitalized terms used in the Program but not defined herein shall have the same meanings as defined in the Plan.  In addition to such terms and the terms defined in this Program, the following terms used in the Program shall have the meanings set forth below:

                2.1           “Account” means the account established for each Participant pursuant to Section 7(g) hereof.

                2.2           “Actual Reduction Amount” means the amount by which a given semi-annual or year-end bonus payment to a Participant is in fact reduced under Section 6.

                2.3           “Administrator” shall be the person or committee appointed by the Committee to perform ministerial functions under the Program and to exercise other authority delegated by the Committee.

2.4           “Assigned Reduction Amount” means an amount determined by the Administrator in accordance with Section 6(b), in the case of an individual Current Participant, which shall be used under Section 7(a) to determine the number of Stock Units to be credited to the Current Participant’s Account semi-annually.  The Assigned Reduction Amount does not accumulate.

2.5           “Basic Stock Unit” means a Stock Unit granted pursuant to the first sentence of Section 7(a).

2.6           “Cause” shall be deemed to exist where a Participant: (i) commits any act of fraud, willful misconduct or dishonesty in connection with their employment; (ii) fails, refuses or neglects to timely perform any material duty or job responsibility and such failure, refusal or neglect is not cured after appropriate warning; (iii) commits a material violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to Company or any of its subsidiaries or affiliates or any general written policy or directive of Company or any of its subsidiaries or affiliates; (v) commits a crime involving dishonesty, fraud or unethical business conduct, or a felony; or (vii) is expelled or suspended, or is subject to an order temporarily or permanently enjoining Participant from an area of activity which constitutes a significant portion of Participant’s activities by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any national securities exchange or any self-regulatory agency or governmental authority, state, foreign or federal.

2.7           “Current Participant” means a Participant who, for the calendar year, has elected, in accordance with Section 5 below (as modified by Section 11 below), to participate in the Program and is, therefore, subject to mandatory payment of a portion of his or her compensation for the calendar year by grant of Stock Units under the Program.

2.8           “Disability” shall have the meaning ascribed to such term in section 22(e)(3) of the Code.

2.9           “Matching Stock Unit” means a Stock Unit granted pursuant to Section 7(a).

2.10         “Participant” means an eligible person who is granted Stock Units under the Program, which Stock Units have not yet been settled.

2.11         “Related Party” means (a) a majority-owned subsidiary of the Company; (b) an employee or group of employees of the Company or any majority-owned subsidiary of the Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (d) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

                2.12         “Retirement” means Termination of Employment (other than a termination for Cause) after the Participant has reached age 65 or after the Participant has reached age 55 and has at least 10 years of service with the Company and its subsidiaries.

                2.13         “Stock Unit” means an award, granted pursuant to Section 8 of the Plan, representing a generally nontransferable right to receive one share of Company Stock at a specified future date together with a right to Dividend Equivalents as specified in Section 7(d) hereof and subject to the terms and conditions of the Plan and the Program.  Notwithstanding anything to the contrary, in the case of Stock Units granted to employees of ITG Canada Corp., the Committee may, in its discretion, settle such Stock Units by delivery of cash equal to the Fair Market Value on the settlement date of the number of shares of Company Stock equal to the number of such Stock Units.  Stock Units are bookkeeping units, and do not represent ownership of Company Stock or any other equity security.

                2.14         “Termination of Employment” means termination of a Participant’s employment by the Company or a subsidiary for any reason, including due to death or Disability, immediately after which event the Participant is not employed by the Company or any subsidiary.

                2.15         “Voting Securities or Security” means any securities of the Company which carry the right to vote generally in the election of directors.

3.             Administration

                                (a)           Authority.  The Program shall be established and administered by the Committee, which shall have all authority under the Program as it has under the Plan; provided, however, that terms of the grant of Stock Units hereunder may not be inconsistent with the express terms set forth in the Program.  Ministerial functions under the Program and other authority specifically delegated by the Committee shall be performed or exercised by and at the direction of the Administrator.

                                (b)           Manner of Exercise of Authority.  Any action of the Committee or its delegatee with respect to the Program shall be final, conclusive, and binding on all persons, including the Company, subsidiaries, participants granted Stock Units which have not yet been settled, and any person claiming any rights under the Program from or through any Participant, except that the Committee may take action within a reasonable time after any such action superseding or overruling a prior action.

                                (c)           Limitation of Liability.  Each member of the Committee or delegatee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary or any agent or professional assisting in the administration of the Program, such member or person shall not be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Program, and such member or person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

                                (d)           Status as Subplan Under the Plan.  The Program constitutes a subplan implemented under the Plan, to be administered in accordance with the terms of the Plan.  Accordingly, all of the terms and conditions of the Plan are hereby incorporated by reference, and, if any provision of the Program or a statement or document relating to Stock Units granted hereunder conflicts with a provision of the Plan, the provision of the Plan shall govern.

4.             Stock Subject to the Program

Shares of Company Stock delivered upon settlement of Stock Units under the Program shall be shares reserved and available under the Plan.  Accordingly, Stock Units may be granted under the Program if sufficient shares are then reserved and available under the Plan, and the number of shares delivered in settlement of Stock Units hereunder shall be counted against the shares reserved and available under the Plan.  Awards may be granted under the Plan even though the effect of such grants will be to reduce the number of shares remaining available for grants hereunder.  Stock Units granted under the Program in place of compensation under the Plan resulting from an award intended to comply with the applicable requirements of section 162(m) of the Code shall be subject to the annual per-person limitations under the Plan.  Stock Units granted under the Program in place of compensation under the Company’s Pay-for-Performance Incentive Plan shall be subject to annual per-person limitations under the Pay-for-Performance Plan.

5.             Eligibility and Election

The Committee may select any person who is eligible to be granted an Award under the Plan to be eligible to be granted Stock Units under the Program in lieu of compensation otherwise payable to the person (such persons are referred to herein as “Eligible SUA Participants”).  A Participant who is selected to be an Eligible SUA Participant in one year will not necessarily be selected to be an Eligible SUA Participant in a subsequent year.  An Eligible SUA Participant may elect to participate in the Program and, therefore, be a Current Participant for a calendar year by filing a written irrevocable election with the Company prior to the beginning of that calendar year.  Participation elections (for persons who continue to be Eligible SUA Participants) will automatically carry forward for subsequent calendar years unless the Participant irrevocably elects in writing, by no later than the last day of the immediately preceding calendar year, not to participate in the Program for a calendar year.  Notwithstanding the foregoing, an Eligible SUA Participant may make an election to participate in the Program within 30 days after first becoming an Eligible SUA Participant, but, notwithstanding any provision of this Program to the contrary, only with respect to compensation earned for services provided after the effective date of the election, which, in the case of bonus payable for a period beginning prior to and ending after the effective date of the election, shall be prorated for the portion of the period beginning after the effective date of the election.

6.             Mandatory Reduction of Bonus Compensation

(a)          (i)  Amount of Mandatory Reduction.  A Current Participant’s cash compensation earned for the calendar year of participation shall be automatically reduced by an amount determined in accordance with the following schedule:

0% of the first $200,000 of annual compensation;
15% of the next $100,000 of annual compensation; and
20% of annual compensation in excess of $300,000.

The foregoing notwithstanding, the Committee may, prior to the beginning of the calendar year, adjust the schedule applicable to an individual Current Participant and in no event will the amount by which cash compensation is reduced exceed the amount of bonus payable to the Participant for the calendar year.  For purposes of the Program, the amount by which cash compensation is reduced hereunder shall be calculated without regard to any reductions in compensation resulting from Participant’s contributions under any section 401(k), section 125, pension plan, or other plan of the Company or a subsidiary, and such amount shall not be deemed a reduction in the Participant’s compensation for purposes of any such section 401(k), section 125, pension plan, or other plan of the Company or a subsidiary.  For the avoidance of doubt, effective for bonus payments for calendar year 2008 that are due after December 31, 2008 and on or before March 15, 2009, references to annual compensation in this Section 6 shall mean annual cash compensation and shall not include any awards under the Company’s Equity Deferral Award Program.

(ii)  Grandfathered Schedule.  In lieu of the schedule set forth in Section 6(a)(i) above, each Current Participant who participated in the Program for the portion of calendar year 2003 prior to June 30 and who made a one-time written election (in the form specified by the Committee) on or prior to June 30, 2003 to have any and all mandatory reductions under the Program based on the following schedule shall have all reductions hereunder based on such following schedule:

5% of the first $100,000 of annual compensation;
10% of the next $100,000 of annual compensation;
15% of the next $100,000 of annual compensation; and
20% of annual compensation in excess of  $300,000.

(iii)  Program Frozen After 2008.  This Program shall not apply to compensation earned for any calendar year after calendar year 2008, no such compensation shall be reduced under the Program, and no Stock Units will be granted under the Program in respect of such compensation.  For the avoidance of doubt, this Program will apply (in accordance with its terms, including Section 11 below) to annual bonus for calendar year 2008 that is paid after December 31, 2008 and on or before March 15, 2009.

(b)               Manner of Reduction of Compensation.  Amounts by which compensation is reduced under Section 6(a)(i) or (ii) will be subtracted from bonus amounts in respect of services during the year otherwise payable to the Current Participant at or following the end of the first half of such year and at or following the end of the year.  The amount by which the bonus amount payable will be reduced following the end of the first half of the year will be calculated based on a reasonable estimate of total compensation for the year (i.e., in the case of a Current Participant employed since the beginning of the year by calculating an estimated aggregate amount by which compensation will be reduced for the year and reducing the semi-annual bonus payment by one-half of such amount), and will be calculated at the time the year-end bonus amount otherwise becomes payable based on actual compensation for the year, taking into account the amount by which compensation previously has been reduced for the year (i.e., by calculating the actual amount by which compensation will be reduced for the year and reducing the year-end bonus payment by that amount less the amount by which the compensation was reduced previously in such year).

7.             Grant of Stock Units

(a)           Automatic Grant of Stock Units.  Except as set forth below, each Participant shall be automatically granted Basic Stock Units as of the date the Participant’s bonus would have otherwise been paid, in a number equal to the Participant’s Actual Reduction Amount or Assigned Reduction Amount (as applicable) divided by the Fair Market Value of a share of Company Stock on such date. In addition, each Participant shall be automatically granted Matching Stock Units as of the date the Participant’s bonus would have otherwise been paid, in a number equal to 20% of the number of Basic Stock Units granted under this Section 7(a) at that date. Stock Units shall be credited to the Participant’s Account as of the date of grant.  Other provisions of the Program notwithstanding, no grant of Stock Units shall be effective until the date of grant specified in this Section 7(a).

(b)           Risk of Forfeiture; Cancellation of Certain Stock Units.  The Basic Stock Units, together with any Dividend Equivalents credited thereon, shall at all times be fully vested and non-forfeitable.  Matching Stock Units (together with any Dividend Equivalents credited thereon) will vest 100% on the third anniversary of the date of grant, if the Participant remains continuously employed by the Company through such vesting date; provided that (i) all Matching Stock Units (together with Dividend Equivalents credited thereon) will vest in full at the time of Retirement of the Participant or upon the occurrence of a Change in Control, but in either such event the Matching Stock Units shall continue to be settled on the schedule set forth in Section 8(a) below; and (ii) all Matching Stock Units (together with Dividend Equivalents credited thereon) will vest in full at the time a Participant’s employment terminates due to his or her death or Disability, and all Stock Units held by such Participant shall be settled, subject to Section 9(d) below, within 60 days thereafter.

If the Participant’s employment by the Company terminates for any reason other than Retirement, death or Disability prior to a vesting date, unless the Committee provides otherwise, all unvested Matching Stock Units, together with any Dividend Equivalents credited thereon, shall be forfeited to the Company.  The foregoing notwithstanding, if, at the end of a given year (upon calculation of year-end bonuses), the aggregate of the Participant’s Actual Reduction Amounts and any Assigned Reduction Amounts used to determine the number of Stock Units credited under Section 7(a) for such year exceeds the amount by which the full-year’s compensation should have been reduced under Section 6(a) (the “corrected full-year amount”), the Participant shall be paid, prior to March 15 of the following year, in cash, without interest, the amount (if any) by which such Actual Reduction Amounts and Assigned Reduction Amounts exceeded such corrected full-year amount, and any Stock Units (including Basic Stock Units and Matching Stock Units relating thereto) credited to the

Participant under Section 7 as a result of such excess Actual Reduction Amounts and Assigned Reduction Amounts shall be cancelled.  Unless otherwise determined by the Administrator, the Stock Units to be cancelled shall be cancelled from each of the semi-annual grants in the proportion the Actual Reduction Amounts and Assigned Reduction Amounts used in determining such semi-annual grant bore to the aggregate of the Actual Reduction Amounts and Assigned Reduction Amounts used in determining all grants of Stock Units over the full year.

(c)           Nontransferability.  Stock Units and all rights relating thereto shall not be transferable or assignable by a Participant, other than by will or the laws of descent and distribution, and shall not be pledged, hypothecated, or otherwise encumbered in any way or subject to execution, attachment, or similar process.

(d)           Dividend Equivalents on Stock Units.  Dividend Equivalents shall be credited on Stock Units as follows:

(i)            Cash and Non-Company Stock Dividends.  If the Company declares and pays a dividend or distribution on Company Stock in the form of cash or property other than shares of Company Stock, then a number of additional Stock Units shall be credited to a Participant’s Account as of the payment date for such dividend or distribution equal to (i) the number of Stock Units credited to the Account as of the record date for such dividend or distribution multiplied by (ii) the amount of cash plus the fair market value of any property other than shares actually paid as a dividend or distribution on each outstanding share of Company Stock at such payment date, divided by (iii) the Fair Market Value of a share of Company Stock at such payment date.

(ii)           Company Stock Dividends and Splits.  If the Company declares and pays a dividend or distribution on Company Stock in the form of additional shares of Company Stock, or there occurs a forward split of Company Stock, then a number of additional Stock Units shall be credited to the Participant’s Account as of the payment date for such dividend or distribution or forward split equal to (i) the number of Stock Units credited to the Account as of the record date for such dividend or distribution or split multiplied by (ii) the number of additional shares of Company Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Company Stock.

(e)           Adjustments to Stock Units.  The number of Stock Units credited to each Participant’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Participants’ rights with respect to such Stock Units, to reflect any changes in the number of outstanding shares of Company Stock resulting from any event referred to in Section 5.5 of the Plan, taking into account any Stock Units credited to the Participant in connection with such event under Section 7(d).

(f)            Fractional Shares.  The number of Stock Units credited to a Participant’s Account shall include fractional shares calculated to at least three decimal places, unless otherwise determined by the Committee.

(g)           Accounts and Statements. The Administrator shall establish, or cause to be established, an Account for each Participant.  An individual statement of each Participant’s Account will be issued to each Participant not less frequently than annually.  Such statements shall reflect the Stock Units credited to the Participant’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Administrator.  Such statement may include information regarding other plans and compensatory arrangements for Directors.

(h)           Consideration for Stock Units.  Stock Units shall be granted for the general purposes set forth in Section 1 of the Program. Except as specified in Section 6 and 7 of the Program, a Participant shall not be required to pay any cash consideration or other tangible or definable consideration for Stock Units.  No negotiation shall take place between the Company and any Participant as to the amount, timing, or other terms of an award of Stock Units.

8.             Settlement

(a)           Issuance and Delivery of Shares in Settlement.  Except as otherwise provided in Section 7(b) above in the case of a Participant’s death or Disability, Stock Units (together with any Dividend Equivalents credited thereon) shall be settled by issuance and delivery to the Participant (or following his or her death, to the Participant’s designated beneficiary) of a number of shares of Company Stock equal to the number of such Stock Units within 30 days of the third anniversary of the date of grant of the Stock Units.

The Committee may, in its discretion, make delivery of shares hereunder by depositing such shares into an account maintained for the Participant (or of which the Participant is a joint owner, with the consent of the Participant) established in connection with the Company’s Employee Stock Purchase Plan or another plan or arrangement providing for investment in Company Stock and under which the Participant’s rights are similar in nature to those under a stock brokerage account.  If the Committee determines to settle Stock Units by making a deposit of shares into such an account, the Company may settle any fractional share by means of such deposit.  In other circumstances or if so determined by the Committee, the Company shall instead pay cash in lieu of fractional shares, on such basis as the Committee may determine.  In no event will the Company in fact issue fractional shares.  Notwithstanding any provision of the Program to the contrary, in the case of Stock Units granted to employees of ITG Canada Corp., the Committee may, in its discretion, settle such Stock Units by delivery of cash equal to the Fair Market Value on the settlement date of the number of shares of Company Stock equal to the number of such Stock Units.  Upon settlement of Stock Units, all obligations of the Company in respect of such Stock Units shall be terminated, and the shares so distributed shall no longer be subject to any restriction or other provision of the Program.

(b)           Tax Withholding.  The Company and any subsidiary may deduct from any payment to be made to a Participant any amount that federal, state, local, or foreign tax law requires to be withheld with respect to the settlement of Stock Units.  At the election of the Committee, the Company may withhold from the shares of Company Stock to be distributed in settlement of Stock Units that number of shares having a Fair Market Value, at the settlement date, equal to the amount of such withholding taxes.

(c)           No Elective Deferral.  Participants may not elect to further defer settlement of Stock Units or otherwise to change the applicable settlement date under the Program.

9.             General Provisions

(a)           No Right to Continued Employment.  Neither the Program nor any action taken hereunder, including the grant of Stock Units, will be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries, nor will it interfere in any way with the right of the Company or any of its subsidiaries to terminate such employee’s employment at any time.

(b)           No Rights to Participate; No Stockholder Rights.  No Participant or employee will have any claim to participate in the Program, and the Company will have no obligation to continue the Program.  A grant of Stock Units will confer on the Participant none of the rights of a stockholder of the Company (including no rights to vote or receive dividends or distributions) until settlement by delivery of Company Stock, and then only to the extent that such Stock Unit has not otherwise been forfeited by the Participant.

(c)           Changes to the Program.  The Committee may amend, alter, suspend, discontinue, or terminate the Program without the consent of Participants; provided, however, that, without the consent of an affected Participant, no such action shall materially and adversely affect the rights of such Participant with respect to outstanding Stock Units.

(d)           Section 409A.  It is intended that the Program and Stock Units issued hereunder comply with section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Program and Stock Units are subject thereto, and the Program and such Stock Units shall be interpreted on a basis consistent with such intent.  If any award or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on the Participant under section 409A of the Code, then such award or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  In no event shall a Participant, directly or indirectly, designate the calendar year of payment. The Program may be amended in any respect deemed by the Committee to be necessary in order to preserve compliance with section 409A of the Code.  Notwithstanding any provision to the contrary in this Program, if a Participant is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment shall be made on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service,” or (ii) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 9(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Participant in a lump sum and any remaining payments due under this Program shall be paid in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Program to the contrary, for purposes of any provision of this Program providing for the payment of any amounts or benefits upon or following a termination of employment, references to a Participant’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Participant’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.  Whenever a payment under this Program specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

10.          Effective Date and Termination of Program

                The Program as set forth herein shall become effective as of the Effective Date, and shall apply to deferrals from compensation earned for periods on or after the Effective Date.  Unless earlier terminated under Section 9(c), the Program shall terminate at such time after 2007 as no Stock Units previously granted under the Program remain outstanding.

Adopted by the Committee:	June 4, 1998
Amended and restated by the Committee:	February 25, 1999
Amended and restated by the Committee:	March 20, 2002
Amended and restated by the Committee:	September 3, 2002
Amended and restated by the Committee:	June 30, 2003
Amended and restated by the Board:	November 17, 2005
Amended and restated by the Committee:	March 20, 2006
Amended and restated by the Committee:	March 15, 2007
Amended and restated by the Committee:	November 26, 2007
Amended and restated by the Committee:	October 7 , 2008

11.          Special 2008 Election

Notwithstanding any provision of the Program to the contrary, a Participant may elect in writing on or before December 1, 2008 to cease participation in the Program effective with respect to the reduction of bonus payments for calendar year 2008 that are due after December 31, 2008 and on or before March 15, 2009, which payments, if any, shall instead be made to the Participant in cash on the due date for the bonus (which is after December 31, 2008 and on or before March 15, 2009).  For the avoidance of doubt, such an election shall not affect any reduction of compensation or grant of Stock Units under the Program during calendar year 2008 or earlier years.